UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

_________________

Date of Report: January 16, 2009

(Date of earliest event reported)

TEMPLE-INLAND INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08634	75-1903917
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 MoPac Expressway South, 3rd Floor

Austin, Texas 78746

(Address of Principal Executive Offices, including Zip code)

(512) 434-5800

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 8.01	Other Events

We sold our strategic timberland on October 31, 2007 for $2.38 billion. The total consideration consisted almost entirely of notes due in 2027 (the “Purchase Notes”) issued by the purchaser of the timberland (the “Purchaser”). The Purchase Notes are secured by irrevocable standby letters of credit (the “Letters of Credit”) issued by four banks, which are required to maintain designated credit ratings. The Letters of Credit are secured by the Purchaser’s long-term deposits with the banks consisting of cash or cash equivalents.

On December 3, 2007, two wholly-owned, bankruptcy-remote subsidiaries formed by us (the “Borrowers”) obtained long-term financing in the aggregate amount of $2.14 billion from a group of lenders affiliated with Citibank, N.A., and led by Citicorp North America, Inc., as agent, under substantially similar loan agreements (the “Loan Agreements”). The loans are secured only by the Purchase Notes and the Letters of Credit and are nonrecourse to us. The Loan Agreements provide that if a credit rating of any of the banks issuing Letters of Credit is downgraded below the designated level, the Letters of Credit issued by that bank must be replaced within 30 days with Letters of Credit from another qualifying financial institution.

On December 19, 2008, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., lowered its credit rating of one of the letter of credit banks, Dexia Crédit Local, below the designated level.

On January 16, 2009, SunTrust Bank, at the request of Purchaser, issued substitute letters of credit totaling approximately $500 million in complete replacement of Dexia as a qualified letter of credit issuer in the transaction. In order to maintain a constant deposit margin equal to that paid by Dexia, we were required to pay $12 million to SunTrust. This payment will be amortized through 2027, the remaining life of the transaction, at a rate of approximately $625,000 per year.

The Purchase Notes and Letters of Credit are included in our balance sheet under the caption “financial assets of special purpose entities.” The obligations under the Loan Agreements are included in our balance sheet under the caption “nonrecourse financial liabilities of special purpose entities.”

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEMPLE-INLAND INC.
Date: January 16, 2009	By:	/s/ Randall D. Levy
Name: Randall D. Levy
Title: Chief Financial Officer

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